Exhibit 99.1



                            Explanation of Responses



(1) The shares of common stock, par value $0.01 per share (the "Common Stock"), of RedEnvelope, Inc. (the "Issuer") reported herein are held directly by Moussenvelope, L.L.C., a Delaware limited liability company ("Moussenvelope"). Moussescapade, L.P., a Cayman Islands limited partnership ("Moussescapade"), is the sole member of Moussenvelope. Moussescribe, a Cayman Islands company ("Moussescribe" and, together with Moussenvelope and Moussescapade, the "Mousse Entities"), is the General Partner of Moussescapade. Mr. Charles Heilbronn ("Mr. Heilbronn") is sole owner and president of Moussescribe. Mr. Heilbronn is also a member of the Board of Directors of the Issuer (a "Director"). In accordance with instruction 4(b)(iv), the entire number of shares of Common Stock that may be deemed to be beneficially owned by Moussescapade, Moussescribe and Mr. Heilbronn (collectively, the "Additional Filers") by virtue of the foregoing relationships is reported herein. The Mousse Entities are reporting on this Form 4 in connection with Mr. Heilbronn's status as a Director. Mr. Heilbronn and the Additional Filers disclaim any beneficial ownership of the shares of Common Stock held by Moussenvelope for purposes of Section 16 of the Securities Exchange Act of 1934, except to the extent of their pecuniary interest.